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Exhibit 99.1

FOR IMMEDIATE RELEASE

FIBERSTARS ADOPTS SHAREHOLDER RIGHTS PLAN

    Fremont, California, September 20, 2001—Fiberstars, Inc. (Nasdaq: FBST) today announced that its Board of Directors has adopted a Shareholder Rights Plan. Under the Rights Plan, Rights will be distributed as a dividend at the rate of one Right for each share of Fiberstars' common stock held by shareholders of record as of the close of business on September 26, 2001.

    The Rights Plan is designed to encourage unsolicited bidders and acquirers to negotiate directly with the Board of Directors in order to prevent such parties from gaining control of Fiberstars, or a significant equity stake, without offering a fair and adequate price and terms to Fiberstars' shareholders. The adoption of the Rights Plan is intended to increase Fiberstars' ability to negotiate with potential acquirers to guard against abusive takeover tactics and maximize shareholder value. The Rights Plan is not intended to interfere with takeover offers or other strategic alternatives that the Fiberstars' Board of Directors believes are in the shareholders' best interests.

    The Rights will be distributed as a non-taxable dividend and will expire ten years from the date of adoption of the Rights Plan. The Rights will be exercisable only if a person or group acquires 15 percent or more of Fiberstars' common stock. If a person or group acquires 15 percent or more of Fiberstars' common stock while the Rights Plan remains in place, all Rights holders, except the acquiring person or group, will be entitled to buy Fiberstars' common stock at a discount. The effect will be to discourage acquisitions of 15 percent or more of Fiberstars' common stock in the absence of negotiations with the Board.

    The Rights will trade with Fiberstars' common stock unless and until they are separated upon the occurrence of certain future events. Fiberstars' Board of Directors may terminate the Rights Plan at any time or redeem the Rights prior to the time a person or group acquires 15 percent or more of Fiberstars' Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all shareholders following the record date, and a copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

    About Fiberstars

    Fiberstars is the world' leading supplier of fiber optic lighting. Fiberstars' products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 23 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has subsidiary offices in Cleveland, Seattle, England and Germany. Telephone: 510-490-0719. Web site: www.fiberstars.com.

    Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the Rights Plan. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see Fiberstars' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2000. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intent or obligation to update these forward-looking statements.

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FIBERSTARS ADOPTS SHAREHOLDER RIGHTS PLAN